Exhibit 99.1

FORESTAR REPORTS FISCAL 2019 FOURTH QUARTER EARNINGS OF $0.30 PER DILUTED SHARE

ARLINGTON, Texas (Business Wire) - November 7, 2019

Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its fourth quarter ended September 30, 2019. Net income attributable to Forestar for the fourth quarter of fiscal 2019 was $12.7 million or $0.30 per diluted share. Revenues for the fourth quarter of fiscal 2019 increased 634% to $236.3 million from $32.2 million in the same quarter of fiscal 2018. Residential lots sold in the quarter increased 351% to 1,908 lots compared to 423 lots in the same quarter of fiscal 2018.

For the fiscal year ended September 30, 2019, net income attributable to Forestar was $33.0 million or $0.79 per diluted share. Revenues for the fiscal year ended September 30, 2019 increased 292% to $428.3 million from $109.2 million in the twelve months ended September 30, 2018. Residential lots sold in the fiscal year ended September 30, 2019 increased 223% to 4,132 lots compared to 1,279 lots sold in the twelve months ended September 30, 2018.

The Company's lot position at September 30, 2019 consisted of 38,300 lots, of which 29,700 were owned and 8,600 were controlled through purchase contracts. Of the Company's owned lot position, 23,400 lots, or 79%, were under contract to sell or subject to a right of first offer to D.R. Horton, Inc. at September 30, 2019.

During the fourth quarter of fiscal 2019, the Company issued 6,037,500 shares of common stock for $17.50 per share in a public underwritten offering. Net proceeds from the offering after deducting underwriting discounts and commissions and other expenses were $100.7 million. As a result of the issuance, D.R. Horton, Inc.'s ownership of Forestar's outstanding common shares decreased from 75% to approximately 66%.

The Company ended the year with $382.8 million of unrestricted cash and a net debt to total capital ratio of 8.8%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Donald J. Tomnitz, Chairman of the Board, said, "Forestar is a highly differentiated, national residential lot manufacturer. Our returns-focused business model is centered on our high turnover, lower risk lot manufacturing strategy.  We are well-positioned to consolidate market share in the under-served lot development market that lacks well-capitalized and national participants.  Our strategic relationship with D.R. Horton, Inc., the nation’s largest homebuilder, is continuing to support the rapid expansion of our operating platform and de-risks our significant growth expectations.  We are executing on our plans as our fiscal 2019 results exceeded all of the guidance we issued at the beginning of the year, and we successfully raised both debt and equity in the capital markets during the year. We expect to deliver 10,000 lots during fiscal 2020 and 12,000 lots in fiscal 2021.

"We are making great progress building out our operational teams and growing our footprint as Forestar is now in 51 markets and 20 states, an increase of 27 markets and 6 states from just a year ago. With approximately 38,300 lots owned and controlled at September 30, 2019, we are well positioned for extraordinary growth in the coming years."

Change in Fiscal Year
Effective January 1, 2018, Forestar changed its fiscal year-end from December 31 to September 30. This change aligned Forestar's fiscal year-end reporting calendar with D.R. Horton, its majority owner. The Company's results of operations and residential lots sold presented in this release are for the fiscal year ended September 30, 2019 and the twelve months ended September 30, 2018 unless otherwise noted.

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, November 7) at 5:00 p.m. Eastern Time. The dial-in number is 877-407-9205, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 51 markets and 20 states at September 30, 2019 and is a majority-owned subsidiary of D.R. Horton, Inc., the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we expect to deliver 10,000 lots during fiscal 2020 and 12,000 lots in fiscal 2021. The forward-looking statements also include that with approximately 38,300 lots owned and controlled at September 30, 2019, we are well positioned for extraordinary growth in the coming years.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and our stockholders and holders of notes; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our vendors and customers; demand for new housing, which can be affected by a number of factors including the availability of mortgage credit, job growth and fluctuations in interest rates; competitive actions by other companies; accuracy of estimates and other assumptions related to investment in and development of real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales; our ability to hire and retain key personnel; changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies; general economic, market or business conditions where our real estate activities are concentrated; our ability to achieve our strategic initiatives; our ability to obtain future entitlement and development approvals; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from special improvement districts and other agencies and timing of such payments; the levels of resale housing inventory in our development projects and the regions in which they are located; fluctuations in costs and expenses, including impacts from shortages in materials or labor; the opportunities (or lack thereof) that may be presented to us and that we may pursue; the strength of our information technology systems and the risk of cybersecurity breaches; the conditions of the capital markets and our ability to raise capital to fund expected growth; and our ability to comply with our debt covenants, restrictions and limitations.  Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect Forestar is contained in our transition report on Form 10-KT and our subsequent quarterly reports on Form 10-Q, all of which are filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Jessica Hansen, 817-390-8195
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,
	2019	2018
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$382.8	$318.8
Restricted cash	—	16.2
Total cash, cash equivalents and restricted cash	382.8	335.0
Real estate	1,028.9	498.0
Investment in unconsolidated ventures	7.3	11.7
Income taxes receivable	3.2	4.4
Property and equipment, net	2.4	1.7
Deferred tax asset, net	17.4	26.9
Other assets	13.7	15.4
Total assets	$1,455.7	$893.1
LIABILITIES
Accounts payable	$16.8	$7.9
Earnest money deposits on sales contracts	89.9	49.4
Accrued expenses and other liabilities	79.6	49.6
Debt	460.5	111.7
Total liabilities	646.8	218.6
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 47,997,366 shares and 41,939,403 shares issued at September 30, 2019 and 2018, respectively	48.0	41.9
Additional paid-in capital	602.2	506.3
Retained earnings	158.1	125.1
Stockholders' equity	808.3	673.3
Noncontrolling interests	0.6	1.2
Total equity	808.9	674.5
Total liabilities and equity	$1,455.7	$893.1

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30, 2019	Twelve Months Ended September 30, 2018
	2019	2018
	(In millions, except per share amounts)
Revenues	$236.3	$32.2	$428.3	$109.2
Cost of sales	213.1	23.3	362.7	72.1
Selling, general and administrative expense	9.1	7.4	28.9	43.5
Equity in earnings of unconsolidated ventures	—	(2.3)	(0.5)	(11.8)
Gain on sale of assets	(0.6)	(23.7)	(3.0)	(27.8)
Interest expense	—	—	—	5.8
Interest and other income	(1.3)	(2.1)	(5.5)	(7.0)
Income from continuing operations before taxes	16.0	29.6	45.7	34.4
Income tax expense (benefit)	3.4	(25.6)	9.4	(12.8)
Net income from continuing operations	12.6	55.2	36.3	47.2
Income from discontinued operations, net of taxes	—	—	—	7.2
Net income	12.6	55.2	36.3	54.4
Net income (loss) attributable to noncontrolling interests	(0.1)	0.3	3.3	3.2
Net income attributable to Forestar Group Inc.	$12.7	$54.9	$33.0	$51.2
Net Income per Basic Share:
Continuing operations	$0.30	$1.31	$0.79	$1.05
Discontinued operations	$—	$—	$—	$0.17
Net income per basic share	$0.30	$1.31	$0.79	$1.22
Weighted average number of common shares	42.0	41.9	42.0	41.9
Net Income per Diluted Share:
Continuing operations	$0.30	$1.31	$0.79	$1.05
Discontinued operations	$—	$—	$—	$0.17
Net income per diluted share	$0.30	$1.31	$0.79	$1.22
Adjusted weighted average number of common shares	42.1	42.0	42.0	42.0

FORESTAR GROUP INC.
Residential Lots Sold, Revenues and Lot Position
(Unaudited)

	RESIDENTIAL LOTS SOLD
	Three Months Ended September 30,		Year Ended September 30, 2019		Twelve Months Ended September 30, 2018
	2019	2018
Development projects	1,013	423	2,610		1,190
Lot banking projects	895	—	1,522		89
	1,908	423	4,132		1,279

Average sales price per lot (1)	$90,400	$82,800	$84,200		$77,800

	REVENUES
	Three Months Ended September 30,		Year Ended September 30, 2019		Twelve Months Ended September 30, 2018
	2019	2018
Residential lot sales	$180.1	$31.8	$351.7		$72.0
Residential tract sales	55.8	0.2	55.8		3.6
Commercial tract sales	—	—	18.5		2.0
Other	0.4	0.2	2.3		0.7
	$236.3	$32.2	$428.3		$78.3

			LOT POSITION
			September 30,
			2019		2018
Lots owned			29,700	(2)	18,200	(3)
Lots controlled under land and lot purchase contracts			8,600		1,900
Total lots owned and controlled			38,300		20,100

(1)	Excludes any impact from change in contract liabilities or deferred revenue.

(2)	Lots owned include approximately 12,800 lots under contract to sell to D.R. Horton and 10,600 lots of which D.R. Horton has a right of first offer to purchase.

(3)	Lots owned include approximately 5,500 lots under contract to sell to D.R. Horton and 8,100 lots of which D.R. Horton has a right of first offer to purchase.